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                                                                      EXHIBIT 99




May 26, 2004


Dear Fellow Shareholder:

The Board of Directors of Valrico Bancorp, Inc., the bank holding company for Valrico State Bank, has decided to engage in a "going private" merger transaction. The effect of this merger transaction will be that holders of 100 or fewer shares of the Company's common stock will receive $53.00 in cash for each share of Company common stock that they hold prior to completion of the merger. Shareholders owning more than 100 shares will continue to hold their shares after the merger. Valrico Bancorp's common stock historical 90 day average price was $30.00 as of May 25, 2004.

This transaction will NOT result in a "sale" of the Company or Valrico State Bank. It is the intent of the Board of Directors and management that the Bank remain as a strong independent community bank serving our local area.

This action is being taken to allow the Company to reduce the number of Company shareholders of record to under 300, the level at which the Company is required to continue to file reports with the Securities and Exchange Commission. Assuming that the merger transaction is consummated, the Company intends to terminate the registration of its stock with the SEC. The Board of Directors believes that the increasing costs and complexities of being a "public" company are not justified by the benefits, given the Company's limited trading activity.

We appreciate that not all shareholders owning 100 or fewer shares of the Company want to receive cash in exchange for their shares at this time. However, the Board of Directors of the Company has decided that the reduction in costs and significant additional administrative burdens to the Company from required filings with the SEC mandate that the Company takes this action.

This is not a decision that the Board has entered into lightly. Much soul searching has been done and alternative methods have been considered. We have sought the advice of legal, accounting and financial professionals and, in their opinion, the projected additional annual expenses involved in complying with the new regulations required of public companies could be as much as $100,000. The possible expenditure of an additional $1,000,000 over the next ten years merely to comply with regulations which have come about from abuses by the officers, employees and directors of a few large corporations, did not, in the Board's opinion, seem to be a wise use of the Company's earnings. Therefore, we have made the difficult decision to move forward with the going private transaction. In an attempt to be fair to those shareholders with 100 or fewer shares that will be bought out, we intend to continue to provide to such shareholders all privileges that were initially offered to them as "Charter Shareholders", including premium rates for certificates of deposit, free checking and similar benefits.


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The Company's annual meeting will be delayed until late summer to allow the
Company time to make all necessary filings with the SEC and to distribute to each shareholder proxy materials for the meeting fully explaining the proposed transaction. Please note that this letter is only a description of the proposed transaction and is not a solicitation of a proxy or an offer to acquire any shares of common stock.

The proposed transaction will be structured as a merger of a wholly owned subsidiary of Valrico Bancorp with and into Valrico Bancorp. The transaction is subject to shareholder and regulatory approvals. Details of the transaction may be found in Valrico Bancorp's Preliminary Proxy Statement that will be filed with the SEC. Valrico Bancorp plans to mail to each shareholder a proxy statement about the proposed transaction, and shareholders are advised to read the proxy statement carefully when it becomes available because it will contain important information about the transaction, the persons soliciting proxies, and their interests in the transaction and related matters. Shareholders may obtain free copies of the proxy statement (when available) and other documents filed by Valrico Bancorp at the SEC's website (www.sec.gov) or from the Company by directing requests to the attention of Jerry L. Ball, Executive Vice President, Valrico Bancorp, Inc., 1815 East State Road 60, Valrico, Florida 33594, telephone number (813) 689-1231.

Even though the annual meeting will be delayed, we have attached for your review a copy of the annual report to shareholders regarding the performance of the Company during 2003.

The Board of Directors and we very much appreciate your past loyalty and commitment to Valrico State Bank and Valrico Bancorp, both as customers and shareholders. We look forward to continuing to serve you as customers of the Bank. Should you have any questions on this matter, please feel free to contact either one of us.


Sincerely,




J. E. "Bob" McLean, III                              Jerry L. Ball
Chairman, President & CEO                            Executive Vice President